Exhibit 99.1

News Release

CONTACT:	Jennifer Ranville	FOR IMMEDIATE RELEASE
	(608) 252-8862	April 9, 2015

AnchorBank Takes Actions To Improve Operational Efficiency

Madison, WI, April 9, 2015 – Anchor BanCorp Wisconsin Inc. (NASDAQ: ABCW) today announced several actions to address and improve the Company’s overall operational efficiency, following a successful recapitalization in late 2013 and initial public offering in 2014.

“It’s now been more than a year since our recapitalization. Since then, we have posted five quarters of consecutive positive earnings, and we have grown our business franchise with a strong focus on our Retail, Residential Lending and Commercial Banking Divisions, while continuing to improve our asset quality,” said Chris Bauer, President & CEO. “Now, it’s time to address some historical issues to bring the Bank up to speed with an increasingly digital financial services landscape.”

Beginning today, AnchorBank, fsb, a wholly owned subsidiary of the Company, will offer Voluntary Separation Plan packages to eligible employees.

The Voluntary Separation Plan is designed to provide eligible employees with a variety of benefits, including additional compensation, subsidized COBRA health benefits and optional job placement services. The program has been offered to 137 of the Bank’s current 705 employees.

In addition, AnchorBank today announced that it has entered into a definitive agreement for the sale of its Winneconne, Wisconsin branch to Premier Community Bank of Marion, Wisconsin. The transaction is subject to regulatory approval and customary conditions and is targeted for closing by the end of August 2015.

Under the agreement, Premier Community Bank will assume approximately $13.4 million in deposits along with loans and other assets. The branch is located at 927 East Main Street in Winneconne, Wisconsin.

Edelman & Co., Ltd. served as financial advisor to AnchorBank for this transaction.

Also, in an effort to streamline branch operations and further reduce expenses, AnchorBank will consolidate six other retail bank branches in the third quarter of 2015. The six locations are in the Wisconsin communities of Appleton (110 North Fox River Drive), Menasha (130 Main Street), Oshkosh (16 Washington Avenue), Janesville (100 West Racine Street), Franklin (7745 West Rawson Avenue), and Madison (301 Junction Road). Further, the Bank is considering full-service ATMs at select locations, including AnchorBank’s recently announced commercial lending facility, at 4351 W College Avenue in Appleton.

“Consolidating these branches presents the opportunity to improve our long-term profitability and to reduce overlap where we have multiple branches servicing customers,” said Scott McBrair, AnchorBank Chief Retail Banking Officer. “We will continue to serve our valued customers from surrounding AnchorBank branches.”

Customers are being notified of the upcoming transition to other AnchorBank branches. They will continue to have convenient and uninterrupted access to their deposit, lending and investment accounts at surrounding AnchorBank locations, as well as online banking access at www.anchorbank.com, 46 AnchorBank ATMs (as well as the ATM Access Network) and AnchorBank’s Customer Service Center at (800) 252-6246.

A total of 30 full and part-time positions will be eliminated through the six-branch consolidation. Employees will have priority placement for open AnchorBank positions, and AnchorBank will provide outplacement services to help ensure a smooth and successful career transition.

Finally, AnchorBank will pilot a new retail bank branch position within the Company. The Universal Banker will be able to perform most branch transactions for customers.

“We are introducing the pilot of our Universal Banker program to improve branch efficiencies, while at the same time, taking a new approach to improving customer service in an environment where we experience lower transaction volumes in our branches,” McBrair said. “This position is designed to provide our customers with the best customer service possible.”

The pilot will launch this summer with a broader rollout in late 2015.

As a result of these operational efficiency measures, the Bank anticipates taking one-time costs in the second quarter of 2015 related to asset disposition costs, employment-related costs and other expenses.

“These measures are designed to improve business delivery and customer service, streamline operations, and improve overall profitability for the Company,” Bauer said. “Addressing operational efficiency head-on allows us to remain competitive in our markets, provide exceptional service to our customers, and improve profitability for our stockholders.”

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp’s stock is traded on the NASDAQ Global exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, with offices located throughout Wisconsin.

About Premier Community Bank

Premier Community Bank is headquartered in Marion, Wisconsin and has ten locations across Central and Northeastern Wisconsin, providing banking, insurance and investment services. For more about Premier Community Bank visit www.premiercommunity.com.

For More Information

For more information, contact AnchorBank Public Relations Director Jennifer Ranville at (608) 252-8862.

Forward-Looking Statements

Statements made in this news release which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” “outlook,” or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent SEC filings. Such factors are incorporated herein by reference.

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